                                              Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-156357

COMMONWEALTH INCOME & GROWTH FUND VII, LP

SUPPLEMENT NO. 4
DATED OCTOBER 14, 2010

TO PROSPECTUS DATED NOVEMBER 13, 2009,
AS AMENDED BY SUPPLEMENT NO. 1 DATED APRIL 9, 2010, SUPPLEMENT NO. 2 DATED
JUNE 2, 2010 AND SUPPLEMENT NO. 3 DATED SEPTEMBER 10, 2010

Summary

We are providing you with this supplement, dated October 14, 2010, to update and revise the prospectus dated November 13, 2009, as previously supplemented by Supplement No. 1 dated April 9, 2010, Supplement No. 2 date June 2, 2010 and Supplement No. 3 dated September 10, 2010.  This Supplement No. 4 forms a part of, and must be accompanied or preceded by, the prospectus.

The purposes of this supplement are to:

•	Describe the current status of the offering; and
•	Update the Management section of the prospectus.

You should thoroughly review the prospectus and this Supplement No. 4 prior to subscribing for units.

Status of the Offering

Our first escrow closing took place on March 31, 2010. As of October 14, 2010, we had sold a total of $7,076,727.51 worth of Units in our public offering.

Management (page 23)

           On August 31, 2009, William Pieranunzi III resigned as the President of our Dealer Manager, Commonwealth Capital Securities Corp., while remaining on the Board of Directors of Commonwealth Capital Corp.  Effective October 8, 2010, Gregory M. Lorenz, CFP®, assumed principal responsibilities as President of the Dealer Manager.

Mr. Lorenz, age 47, joined Commonwealth Capital Securities Corp. as its President in September 2010, and became a registered principal on October 8, 2010.  Prior to joining Commonwealth Capital Securities Corp., Mr. Lorenz served as a Financial Advisor with Allstate Financial Services from November 2009 to August 2010. His background also includes running his own fee-only financial planning practice from November 2003 to November 2006, and serving as a Financial Advisor for UBS Financial Services from November 2006 to August 2007 and E*Trade Securities from February 2008 to May 2009.  Prior to his employment with the above firms, Mr. Lorenz served as a Portfolio Manager for nine years, five of which were spent managing 17 separate Income & Growth Funds for Commonwealth Capital Corp., where he worked from 1994 to 1998.  Mr. Lorenz has been a requested speaker at several esteemed conferences and organizations, including the Wheat First Butcher Singer (later Wachovia Securities) Direct Investment Leadership Conference, the Equipment Leasing Association and the American Society of Appraisers. He has also written articles and been quoted in various publications including Euromoney, Computerworld and The Equipment Leasing & Asset-Based Borrowing Report.  Mr. Lorenz’s areas of expertise include investment, education, insurance, retirement and estate planning.  Mr. Lorenz earned his CERTIFIED FINANCIAL PLANNER™ credentials in June 2005, received his Certificate in Financial Planning from Texas A&M University, Commerce, TX, and attended Orange Coast College, Costa Mesa, CA. He holds his Series 7 General Securities Representative License, Series 66 Registered Investment Advisor Representative License, Series 39 Direct Participation Program Principal’s License and the California Department of Insurance Life & Health and Variable Contracts Licenses.